Exhibit 99.1

KKR Appoints Matthew Cohler as New Independent Director

New York — January 3, 2022 — KKR & Co. Inc. (NYSE: KKR) today announced that Matthew Cohler has been appointed to the Board of Directors of KKR & Co. Inc. effective December 31, 2021.  His appointment will bring the number of independent directors to twelve out of a total of sixteen Board seats.

Mr. Cohler is a former General Partner at the venture capital firm Benchmark, where for over a decade he led early-stage investments in Internet and software startup businesses.

KKR’s other independent directors include Adriane Brown (Managing Partner of Flying Fish Partners), Mary Dillon (Executive Chair of Ulta Beauty, Inc.), Joseph Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), Arturo Gutiérrez (Chief Executive Officer of Arca Continental, S.A.B. de C.V.), John Hess (Director and Chief Executive Officer of Hess Corporation), Dane Holmes (Co-Founder, Chairman and Chief Executive Officer of Eskalera, Inc.), Xavier Niel (Deputy Chairman and Chief Strategy Officer of Iliad SA), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas Schoewe (former Chief Financial Officer of Wal-Mart), Robert Scully (former member of the Office of the Chairman of Morgan Stanley) and Evan Spiegel (Co-Founder and Chief Executive Officer of Snap Inc.).

About KKR

KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contacts
Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com